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                                                                   EXHIBIT 10.33


     Certain confidential Information has been omitted from this exhibit 10.33 pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol "***" at each place in this Exhibit 10.33 where the omitted information appeared in the original

                              Vacant Land Contract
                         Florida Association of Realtors

                       PARTIES AND DESCRIPTION OF PROPERTY

1. SALE AND PURCHASE: WILLIAM DEWEY WALKER & DELMA JEAN (husband & wife) ("Seller") and ATLANTIC COAST CONSTRUCTION & DEVELOPMENT, INC. and/or Assigns ("Buyer") agree to see and buy on the same terms and conditions specified below the property ("Property") described as:

     Address:  6285 33rd St., Vero Beach, FL 32966-6404
     Legal Description:  Parcel ID #32393200001011000001.0 &
                                   #32393200001011000001.1
     including all improvements and the following additional property:

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

                               PRICE AND FINANCING

2.   PURCHASE PRICE: $*** payable by Buyer in U.S. currency as follows:

     (a)  $***      Deposit received (checks are subject to clearance) Sep. 12,
                    2005 by _______________ for: CHARLES E. GARRIS, ESQ.
                    ("Escrow Agent"). Signature Name of Company

     (b)  $***      Additional deposit to be delivered to Escrow Agent by
                    __________ or 60 days from Effective Date. (10 days if left blank).

     (c)  ****      Total financing (see Paragraph 3 below) (express as a dollar amount or percentage)

     (d)  $***      Other:


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     (e)  $***      Balance to close (not Including Buyer's closing costs,
                    prepaid items and prorations). All funds paid at closing must be paid by locally drawn cashier's check, official bank check, or wired funds.

3.   INTENTIONALLY OMITTED

                                     CLOSING

4. CLOSING DATE; OCCUPANCY: This Contract will be closed and the deed and possession delivered on or before December 28, 2005, unless extended by other provisions of this Contract. If on Closing Date insurance underwriting is suspended, Buyer may postpone closing up to 5 days after the Insurance suspension is lifted. If this transaction does not close for any reason, Buyer will immediately return all Seller provided title evidence, surveys, association documents and other items.

5. CLOSING PROCEDURE; COSTS: Closing will take place in the county where the Property is located and may be conducted by mail or electronic means. If title insurance insures Buyer for title defects arising between the title binder effective date and recording of Buyer's deed, closing agent will disburse at closing the net sale proceeds to Seller (in local cashier's checks if Seller requests in writing at least 5 days prior to closing) and brokerage fees to Broker as per Paragraph 17. In addition to other expenses provided in this Contract, Seller and buyer will pay the costs indicated below:

     (a) SELLER COSTS: Seller will pay taxes on the deed and recording fees for documents needed to cure title; title evidence (if applicable under Paragraph 8): Other: ____

     (b) BUYER COSTS: Buyer will pay taxes and recording fees on notes and mortgages and recording fees on the deed and financing statements; loan expenses; lender's title policy at the simultaneous issue rate; Inspections; survey and sketch; Insurance; Other:

     (c)  TITLE EVIDENCE AND INSURANCE:

          [X] The title evidence will be a Paragraph 8(a)(1) owner's title insurance commitment. [X] Seller [ ] Buyer will select the title agent. [X] Seller [ ] Buyer will pay for the owner's title policy, search, examination and related charges. Each party will pay its own closing fees.

     (d) PRORATIONS: The following items will be made current and prorated as of the day before Closing Date; real estate taxes, interest, bonds, assessments, leases and other Property expenses and revenues. If taxes and assessments for the current year cannot be determined, the previous year's rates will be used with adjustment for any exemptions. PROPERTY TAX DISCLOSURE SUMMARY: BUYER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS


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          REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY
          TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER'S OFFICE FOR FURTHER INFORMATION.

     (e) SPECIAL ASSESSMENT BY PUBLIC BODY: Regarding special assessments imposed by a public body, Seller will pay (i) the full amount of liens that are certified, confirmed and ratified before closing and (ii) the amount of the last estimate of the assessment if an improvement is substantially completed as of Effective Date but has not resulted in a lien before closing, and Buyer will pay all other amounts.

     (f)  TAX WITHHOLDING: If Seller is a "foreign person" as defined by FIRPTA,
          Section 1445 of the Internal Revenue Code requires Buyer to withhold 10% of the amount realized by the Seller on the transfer and remit the withheld amount to the Internal Revenue Service (IRS) unless an exemption applies. The primary exemptions are (1) Seller provides Buyer with an affidavit that Seller is not a "foreign person", (2) Seller provides Buyer with a Withholding Certificate providing for reduced or eliminated withholding, or (3) the gross sales price is $300,000 or less, Buyer is an individual who purchases the Property to use as a residence, and Buyer or a member of Buyer's family has definite plans to reside at the Property for at least 50% of the number of days the Property is in use during each of the first two 12 month periods after transfer. The IRS requires Buyer and Seller to have a U.S. federal taxpayer identification number ("TIN"). Buyer and Seller agree to execute and deliver as directed any instrument, affidavit or statement reasonably necessary to comply with FIRPTA requirements including applying for a TIN within 3 days from Effective Date and delivering their respective TIN or Social Security numbers to the Closing Agent.

          If Seller applies for a withholding certificate but the application is still pending as outstanding, Buyer will place the 10% tax in escrow at Seller's expense to be disbursed in accordance with the final determination of the IRS, provided Seller so requests and gives Buyer notice of the pending application in accordance with Section 1445. If Buyer does not pay sufficient cash at closing to meet the withholding requirement, Seller will deliver to Buyer at closing the additional cash necessary to satisfy the requirement. Buyer will timely disburse the funds to the IRS and provide Seller with copies of the tax forms and receipts.

     (g) 1031 EXCHANGE: If either Seller or Buyer wishes to enter into a like-kind exchange (either simultaneously with closing or after) under
          Section 1031 of the Internal Revenue Code ("Exchange"), the other party will cooperate in all reasonable respects to effectuate the Exchange including executing documents; provided, however, that the cooperating party will incur no liability or cost related to the Exchange and that the closing shall not be contingent upon, extended or delayed by the Exchange.

                               PROPERTY CONDITION


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6.   LAND USE: Seller will deliver the Property to Buyer at the time agreed in its present "as is" condition, with conditions resulting from Buyer's inspections and casualty damage, if any, excepted. Seller will maintain the landscaping and grounds in a comparable condition and will not engage in or permit any activity that would materially alter the Property's condition without the Buyer's prior written consent.

     (a) FLOOD ZONE: Buyer is advised to verify by survey, with the lender and with appropriate government agencies which flood zone the Property is in, whether flood insurance is required and what restrictions apply to improving the Property and rebuilding in the event of casualty.

     (b) GOVERNMENT REGULATIONS: Buyer is advised that changes in government regulations and levels of service which affect Buyer's intended use of the Property will not be grounds for canceling this Contract if the Feasibility Study Period has expired or if Buyer has checked choice
          (c)(2) below.

     (c)  INSPECTIONS: (check (1) or (2) below)

          [X] (1) Feasibility Study: Buyer will, at Buyer's expense and within 60 days from Effective Date ("Feasibility Study Period"), determine whether the Property is suitable, in Buyer's sole and absolute discretion, for residential development use. During the Feasibility Study Period, Buyer may conduct a Phase I environmental assessment and any other tests, analyses, surveys and investigations ("Inspections") that Buyer deems necessary to determine to Buyer's satisfaction the Property's engineering, architectural and environmental properties; zoning and zoning restrictions; subdivision statutes; soil and grade; availability of access to public roads, water and other utilities; consistency with local, state and regional growth management plans; availability of permits, government approvals, and licenses; and other Inspections that Buyer deems appropriate to determine the Property's suitability for the Buyer's intended use. If the Property must be rezoned, Buyer will obtain the rezoning from the appropriate government agencies. Seller will sign all documents Buyer is required to file in connection with development or rezoning approvals.

          Seller gives Buyer, its agents, contractors and assigns, the right to enter the Property at any time during the Feasibility Study Period for the purpose of conducting Inspections; provided, however, that Buyer, its agents, contractors and assigns enter the Property and conduct Inspections at their own risk. Buyer will indemnify and hold Seller harmless from losses, damages, costs, claims and expenses of any nature, including attorneys' fees, expenses and liability incurred in application for rezoning or related proceedings, and from liability to any person, arising from the conduct of any and all Inspections or any work authorized by Buyer. Buyer will not engage in any activity that could result in a construction lien being filed against the Property without Seller's prior written consent. If this transaction does not close, Buyer will, at Buyer's expense, (1) repair all damages to the Property resulting from the Inspections and return the


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               Property to the condition it was in prior to conduct of the
               Inspections, and (2) release to Seller all reports and other work generated as a result of the Inspections.

               Buyer will deliver written notice to Seller prior to the expiration of the Feasibility Study Period of Buyer's determination of whether or not the Property is acceptable. Buyer's failure to comply with this notice requirement will constitute acceptance of the Property as suitable for Buyer's intended use in its "as is" condition. If the Property is unacceptable to Buyer and written notice of this fact is timely delivered to Seller, this Contract will be deemed terminated as of the day after the Feasibility Study Period ends and Buyer's deposit(s) will be returned after Escrow Agent receives proper authorization from all interested parties.

               (2) No Feasibility Study: Buyer is satisfied that the Property is suitable for Buyer's purposes, including being satisfied that either public sewerage and water are available to the Property or the Property will be approved for the installation of a well and/or private sewerage disposal system and that existing zoning and other pertinent regulations and restrictions, such as subdivision or deed restrictions, concurrency, growth management and environmental conditions, are acceptable to Buyer. This Contract is not contingent on Buyer conducting any further investigations.

          (d) SUBDIVIDED LANDS: If this Contract is for the purchase of subdivided lands, defined by Florida Law as "(a) Any contiguous land which is divided or is proposed to be divided for the purpose of disposition into 50 or more lots, parcels, units, or interests; or (b) Any land, whether contiguous or not, which is divided or proposed to be divided into 50 or more lots, parcels, units or interests which are offered as a part of a common promotional plan." Buyer may cancel this Contract for any reason whatsoever for a period of 7 business days from the date on which Buyer executes this Contract. If Buyer elects to cancel within the period provided, all funds or other property paid by Buyer will be refunded without penalty or obligation within 20 days of the receipt of the notice of cancellation by the developer.

7. RISK OF LOSS; EMINENT DOMAIN: If any portion of the Property is materially damaged by casualty before closing, or Seller negotiates with a governmental authority to transfer all or part of the Property in lieu of eminent domain proceedings, or if an eminent domain proceeding is initiated, Seller will promptly inform Buyer. Either party may cancel this Contract by written notice to the other within 10 days from Buyer's receipt of Seller's notification, failing which Buyer will close in accordance with this Contract and receive all payments made by the government authority or insurance company, if any.

                                      TITLE

8. TITLE: Seller will convey marketable title to the Property by statutory warranty deed or trustee, personal representative or guardian deed as appropriate to Seller's status.


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     (a)  TITLE EVIDENCE: Title evidence will show legal access to the Property and marketable title of record in Seller in accordance with current title standards adopted by the Florida Bar, subject only to the following title exceptions, none of which prevent Buyer's intended use of the Property as Residential subdivision: covenants, easements and restrictions of record; matters of plat; existing zoning and government regulations; oil, gas and mineral rights of record if there is no right of entry; current taxes; mortgages that Buyer will assume; and encumbrances that Seller will discharge at or before closing. Seller will deliver to Buyer Seller's choice of one of the following types of title evidence, which must be generally accepted in the county where the Property is located (specify in Paragraph 5(c) the selected type). Seller will use option (1) in Palm Beach County and option (2) in Miami-Dade County.

          (1) A title insurance commitment issued by a Florida-licensed title insurer in the amount of the purchase price and subject only to title exceptions set forth in this Contract and delivered no later than 2 days before Closing Date.

          (2) An existing abstract of title from a reputable and existing abstract firm (if firm is not existing, then abstract must be certified as correct by an existing firm) purporting to be an accurate synopsis of the instruments affecting title to the Property recorded in the public records of the county where the Property is located and certified to Effective Date.

          However, if such an abstract is not available to Seller, then a prior owner's title policy acceptable to the proposed insurer as a base for reissuance of coverage. Seller will pay for copies of all policy exceptions and an update in a format acceptable to Buyer's closing agent from the policy effective date and certified to Buyer or Buyer's closing agent, together with copies of all documents recited in the prior policy and in the update. If a prior policy is not available to Seller then (1) above will be the title evidence. Title evidence will be delivered no later than 10 days before Closing Date.

     (b) TITLE EXAMINATION: Buyer will examine the title evidence and deliver written notice to Seller, within 5 days from receipt of title evidence, but no later than closing, of any defects that make the title unmarketable. Seller will have 30 days from receipt of Buyer's notice of defects ("Curative Period") to cure the defects at Seller's expense. If Seller cures the defects within the Curative Period, Seller will deliver written notice to Buyer and the parties will close the transaction on Closing Date or within 10 days from Buyer's receipt of Seller's notice if Closing Date has passed. If Seller is unable to cure the defects within the Curative Period, Seller will deliver written notice to Buyer and Buyer will, within 10 days from receipt of Seller's notice, either cancel this Contract or accept title with existing defects and close the transaction.

     (c) SURVEY: Buyer may, prior to Closing Date and at Buyer's expense, have the Property surveyed and deliver written notice to Seller, within 5 days from receipt


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          of survey but no later than 5 days prior to closing, of any encroachments on the Property, encroachments by the Property's Improvements on other lands or deed restriction or zoning violations. Any such encroachment or violation will be treated in the same manner as a title defect and Buyer's and Seller's obligations will be determined in accordance with subparagraph (b) above. If any part of the Property lies seaward of the coastal construction control line, Seller will provide Buyer with an affidavit or survey as required by law delineating the line's location on the property, unless Buyer waives this requirement in writing.

                                  MISCELLANEOUS

9. EFFECTIVE DATE; TIME: The "Effective Date" of this Contract is the date on which the last of the parties initials or signs the latest offer. Time is of the essence for all provisions of this Contract. All time periods expressed as days will be computed in business days (a "business day" is every calendar day except Saturday, Sunday and national legal holidays). If any deadline falls on a Saturday, Sunday or national legal holiday, performance will be due the next business day. All time periods will end at 5:00 p.m. local time (meaning in the county where the Property is located) of the appropriate day.

10. NOTICES: All notices will be made to the parties and Broker by mail, personal delivery or electronic media. Buyer's failure to deliver timely written notice to Seller, when such notice is required by this Contract, regarding any contingencies will render that contingency null and void and the Contract will be construed as if the contingency did not exist. Any notice, document or item given to or received by an attorney or Broker (including a transaction broker) representing a party will be as effective as if given to or by that party.

11. COMPLETE AGREEMENT: This Contract is the entire agreement between Buyer and Seller. Except for brokerage agreements, no prior or present agreements will bind Buyer, Seller or Broker unless incorporated into this Contract. Modifications of this Contract will not be binding unless in writing, signed or initialed and delivered by the party to be bound. This Contract, signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. Buyer and Seller will use diligence and good faith in performing all obligations under this Agreement. This Contract will not be recorded in any public records.

12. ASSIGNABILITY; PERSONS BOUND: Buyer may assign this Contract without Seller's written consent. The terms "Buyer," "Seller," and "Broker" may be singular or plural. This Contract is binding on the heirs, administrators, executors, personal representatives and assigns (if permitted) of Buyer, Seller and Broker.


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                         DEFAULT AND DISPUTE RESOLUTION

13. DEFAULT: (a) Seller Default: If for any reason other than failure of Seller to make Seller's title marketable after diligent effort, Seller fails, refuses or neglects to perform this Contract, Buyer may choose to receive a return of Buyer's deposit without waiving the right to seek damages or to seek specific performance as per Paragraph 14. Seller will also be liable to broker for the full amount of the brokerage fee. (b) Buyer Default: If Buyer fails to perform this Contract within the time specified, including timely payment of all deposits, Seller may choose to retain and collect all deposits paid and agreed to be paid as liquidated damages or to seek specific performance as per Paragraph 14; and Broker will, upon demand, receive 50% of all deposits paid and agreed to be paid (to be split equally among cooperating brokers except when closing does not occur due to Buyer not being able to secure Financing after providing a Commitment, in which case Broker's portion of the deposits will go solely to the listing broker) up to the full amount of the brokerage fee.

14. DISPUTE RESOLUTION: This Contract will be construed under Florida law. All controversies, claims and other matters in question arising out of or relating to this transaction or this Contract or its breach will be settled as follows:

     (a)  DISPUTES CONCERNING ENTITLEMENT TO DEPOSITS MADE AND AGREED TO BE
          MADE: Buyer and Seller will have 30 days from the date conflicting demands are made to attempt to resolve the dispute through mediation. If that fails, Escrow Agent will submit the dispute, if so required by Florida law, to Escrow Agent's, a Florida court, Buyer and Seller will be bound by any resulting award, judgement, or order.

     (b) ALL OTHER DISPUTES: Buyer and Seller will have 30 days from the date a dispute arises between them to attempt to resolve the matter through mediation, failing which the parties will resolve the dispute through neutral binding arbitrator in the county where the Property is located. The arbitrator may not alter the Contract terms or award any remedy not provided for in this Contract. The award will be based on the greater weight of the evidence and will state findings of fact and the contractual authority on which it is based. If the parties agree to use discovery, it will be in accordance with the Florida Rules of Civil Procedure and the arbitrator will resolve all discovery-related disputes. Any disputes with a real estate licensee named in paragraph 17 will be submitted to arbitration only if the licensee's broker consents in writing to become a party to the proceeding. This clause will survive closing.

     (c) MEDIATION AND ARBITRATION; EXPENSES: "Mediation" is a process in which parties attempt to resolve a dispute by submitting it to an impartial mediator who facilitates the resolution of the dispute but who is not empowered to impose a settlement on the parties. Mediation will be in accordance with the rules of the American Arbitration Association ("AAA") or other mediator agreed on by the parties. The parties will equally divide the mediation fee, if any. "Arbitration" is


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          a process in which the parties resolve a dispute by a hearing before a neutral person who decides the matter and whose decision is binding on the parties. Arbitration will be in accordance with the rules of the AAA or other arbitrator agreed on by the parties. Each party to any arbitration will pay its own fees, costs and expenses, including attorneys' fees, and will equally split the arbitrators' fees and administrative fees of arbitration. In a civil action to enforce an arbitration award, the prevailing party to the arbitration shall be entitled to recover from the nonprevailing party reasonable attorneys' fees, costs and expenses.

                             ESCROW AGENT AND BROKER

15. ESCROW AGENT: Buyer and Seller authorize Escrow Agent to receive, deposit and hold funds and other items in escrow and, subject to clearance, disburse them upon proper authorization and in accordance with Florida law and the terms of this Contract, including disbursing brokerage fees. The parties agree that Escrow Agent will not be liable to any person for misdelivery of escrowed items to Buyer or Seller, unless the misdelivery is due to Escrow Agent's willful breach of this Contract or gross negligence. If Escrow Agent interpleads the subject matter of the escrow, Escrow Agent will pay the filing fees and costs from the deposit and will recover reasonable attorneys' fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party. All claims against Escrow Agent will be arbitrated, so long as Escrow Agent consents to arbitrate.

16. PROFESSIONAL ADVICE; BROKER LIABILITY. Broker advises Buyer and Seller to verify all facts and representations that are important to them and to consult an appropriate professional for legal advice (for example, interpreting contracts, determining the affect of laws on the Property and transaction, status of title, foreign Investor reporting requirements, etc.) and for tax, property condition, environmental and other specialized advice. Buyer acknowledges that Broker does not reside in the Property and that all representations (oral, written or otherwise) by Broker are based on Seller representations or public records. Buyer agrees to rely solely on Seller, professional inspectors and governmental agencies for verification of the Property condition and facts that materially affect Property value. Buyer and Seller respectively will pay all costs and expenses, including reasonable attorneys' fees at all levels, incurred by Broker and Broker's officers, directors, agents and employees in connection with or arising from Buyer's or Seller's misstatement or failure to perform contractual obligations. Buyer and Seller hold harmless and release Broker and Broker's officers, directors, agents and employees from all liability for loss or damage based on (1) Buyer's or Seller's misstatement or failure to perform contractual obligations; (2) Broker's performance, at Buyer's and/or Seller's request, of any task beyond the scope of services regulated by Chapter 475, F.S., as amended, including Broker's referral, recommendation or retention of any vendor; (3) products or services provided by any vendor; and (4) expenses incurred by any vendor. Buyer and Seller each assume full responsibility for selecting and compensating their respective vendors. This paragraph will not relieve Broker of


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     statutory obligations. For purposes of this paragraph, Broker will be treated as a party to this Contract. This paragraph will survive closing.

17. BROKERS: The licensee(s) and brokerage(s) named below are collectively referred to as "Broker." Instruction to Closing Agent: Seller and Buyer direct closing agent to disburse at closing the full amount of the brokerage fees as specified in separate brokerage agreements with the parties and cooperative agreements between the brokers, except to the extent Broker has retained such fees from the escrowed funds. In the absence of such brokerage agreements, closing agent will disburse brokerage fees as indicated below. This paragraph will not be used to modify any MLS or other offer of compensation made by Seller or listing broker to cooperative brokers.


                                        Atlantic Coast Land & Home, Inc.
------------------------------------    ----------------------------------------
Selling Sales Associate  License No.    Selling Firm/Brokerage Fee: ($ or % of
                                        Purchase Price)  $46,500.00

                                        Indian River Real Estate
------------------------------------    ----------------------------------------
Selling Sales Associate  License No.    Selling Firm/Brokerage Fee: ($ or % of
                                        Purchase Price)  $46,500.00

18.  ADDITIONAL TERMS:

     Note:

     "I changed 45 day Due Dil to 60 days Due Dil. Because of no survey, no environmental, etc. you will need these things if I don't close. If I do not close, I will give them to you. I also will get an appraisal.

     Joe P.

                              OFFER AND ACCEPTANCE

(Check if applicable: [ ] Buyer received a written real property disclosure statement from Seller before making this Offer). Buyer offers to purchase the Property on the above terms and conditions. Unless this Contract is signed by Seller and a copy delivered to Buyer no later than 3:00 [ ] a.m. [X] p.m. on Sept. 16, 2005, this offer will be revoked and Buyer's deposit refunded subject to clearance of funds.

Date:  9/12/05                       Buyer:_____________________________________
                                     Print name:  Joseph Paladin, President
                                                  ------------------------------
Date:  9/15/05                       Seller:____________________________________
Phone:  772-388-0072                 Print name:  Atlantic Coast Const. &
Fax: 772-388-1930                                 Development, Inc.
E-Mail:______________________        -----------------------------------------
Fax: 772-388-1930                    Address:  730 Commerce Center Dr. #C
                                     Sebastian, FL  32958




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Date:  9/12/05                       Buyer:_____________________________________
                                     Print name:  William Dewey Walker
                                                  ------------------------------
Date:  9/15/05                       Seller:____________________________________
Phone: ______________________        Print name:  Delma Jean Walker
Fax: ________________________                     ------------------------------
E-Mail:______________________        Address:  6285 33rd St.
                                     Vero Beach, FL  32963

                             COUNTER OFFER/REJECTION

[X] Seller counters Buyer's offer (to accept the counter offer, Buyer must sign or initial the counter offered terms and deliver a copy of the acceptance to Seller by 5:00 p.m. on September 16, 2005. [ ] Seller rejects Buyer's offer.

Effective Date: ________________ (The date on which the last party signed or initialed acceptance or the final offer).




Buyer (___) (___) and Seller (___) (___) acknowledge receipt of a copy of this page, which is Page 11 of 11 Pages.

ADDENDUM TO CONTRACT

Addendum No. 1 to the Contract dated September 12, 2005 between William Dewey Walker and Thelma Jean Walker (Seller) and Atlantic Coast Construction and Development Inc. (Buyer) concerning the property described as:

The west 10 acres of the east 20 acres of tract 11-32-39-32 (the "Contract"). Buyer and Seller make the following terms and conditions part of the Contract:

1. Buyer agrees to cooperate with the Sellers in order to permit the Seller to enter into a tax free exchange (Section 1031) on that portion of the Seller's property which does not qualify as the sale of the Sellers' personal residence. For purposes of this Agreement, the Parties acknowledge that $500,000.00 shall be allocable to the Sellers' personal residence. The Seller shall indemnify the Buyer against any additional cost, expense, liability, obligation or other financial exposure with respect to its assistance and cooperation in regard to the Section 1031 Exchange.

2. The Sellers obligation to pay any brokerage fee shall not arise unless and until the Sellers receive complete payment of the purchase price in accordance with the terms of this Contract. Both brokers set forth herein acknowledge they are duly licensed as realtors and will provide their license to the closing agent at closing.

3. Sellers shall have the option to continue to operate their citrus sales on the premises through March 31, 2006. In the event Sellers provides notice to Buyers of the exercise of this option no later than 15 days prior to closing Sellers shall provide to the Buyers at closing a copy of their general liability policy naming the Buyer as an additional insured and said policy shall be continued at not less than its current limits. At closing the Sellers shall credit the Buyer with $3.00 representing the rent of $1 per month for the months of January, February and March, 2006 in the event the option is exercised.

                             See Continuation Sheet

[Handwritten note reads:  Cannot agree until I see copy of Policy]

-------------------------------------      -------------------------------------
BUYER                      Date:           SELLER                      Date:

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BUYER                      Date:           SELLER                      Date:

ADDENDUM TO CONTRACT            CONTINUATION PAGE

4. [This was crossed out with a handwritten note] - I will save palm tree. I want it to stay. If I do not save tree Seller may move. I will save it.

5. The sale does not include any of the citrus packing equipment, customer list or any other property belonging to Walker Citrus.

6. Sellers shall have the right to remove the 40' by 60' metal building at the Sellers sole expense prior to closing. The right to remove said building shall be extended until March 21, 2006 in the event Sellers exercise the option to continue the citrus sales as permitted above. [Handwritten note reads: I need to access property by March 31. Will work with you, Joe]

7. Buyer acknowledges Buyer is purchasing this property for purposes of creating a residential subdivision; no value is attributed to any remaining trees or other remaining improvements located on the property.

8. Notwithstanding the provisions of paragraph 7, in no event shall damage created by a hurricane or other storm be deemed to materially affect the value of the property.

9. [This is handwritten no. 9 - When you turn over property to me, I want the option to do a 2nd Phase I if it is diff. than last Phase I. You must take responsibility. If I elect not to do a 2nd Phase I, that is my option.